Exhibit 3.2
CERTIFICATE OF CORRECTION OF
CERTIFICATE OF DESIGNATIONS OF
COUNTRYWIDE FINANCIAL CORPORATION
COUNTRYWIDE FINANCIAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof,
DOES HEREBY CERTIFY:
1.	The name of the Company is Countrywide Financial Corporation.

2.	That a Certificate of Designations of 7.25% Series B Non-Voting Convertible Preferred Stock of the Company (the “Certificate”) was filed with the Secretary of State of the State of Delaware on August 22, 2007 and that said Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of the Certificate to be corrected is that the second to last sentence of Section 2(a) of the Certificate inadvertently provided that the Initial Dividend Period ends on November 15, 2007. Section 2(a) of the Certificate should have provided that the Initial Dividend Period ends on September 30, 2007.

4.	The second to the last sentence of Section 2(a) of the Certificate is hereby deleted in its entirety and replaced with the following sentence:
“The dividend to be paid to holders of the Preferred Stock on the Initial Dividend Payment Date shall be payable in respect of the Dividend Period (the “Initial Dividend Period”) commencing on and including the Issue Date (as defined below) and ending on and including September 30, 2007.”
5.	All other provisions of the Certificate remain unchanged.
IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed this 1st day of November, 2007.

COUNTRYWIDE FINANCIAL CORPORATION
By:	/s/ Susan E. Bow
Susan E. Bow
Senior Managing Director, General Counsel, Corporate Securities and Corporate Secretary